Exhibit 99.1

AT VITAL IMAGES:

Michael H. Carrel

President and Chief Executive Officer

 (952) 487-9500

www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES AND TOSHIBA SIGN CO-DEVELOPMENT AGREEMENT

New Agreement Expands Relationship with Toshiba;

Supports Collaboration on Technology Advancement

MINNEAPOLIS, January 13, 2009 – Vital Images, Inc. (NASDAQ: VTAL), a leading provider of advanced visualization and analysis software, and Toshiba Medical Systems Corporation (Toshiba), have signed a co-development and collaboration agreement in which they will enter into a mutual license of intellectual property and will jointly invest to develop and deliver innovative technology advancements for Toshiba’s modalities, including the Aquilion™ ONE CT scanner, and Vital Images’ advanced visualization software solutions.

The companies recently announced the renewal of their distribution agreement, which has been extended until 2013. The lengthened term of the new contract, complemented by the co-development and collaboration agreement, enables the companies to jointly drive new technology and closely collaborate in developing and launching industry-leading advanced visualization solutions for medical imaging.

“We have had a close working relationship with Toshiba on Vitrea fX and Aquilion ONE for the past few years,” said Vikram Simha, chief technology officer at Vital Images. “However, this agreement establishes a new development framework enabling our companies to more rapidly create innovations, intellectual property and next-generation technologies for all Toshiba modalities.”

“Toshiba believes that the new agreements recently signed with Vital Images for distribution and development will continue to enhance and extend our strategic partnership with Vital Images. These agreements will help us achieve our joint goal to deliver unique clinical capabilities leveraging industry-leading technology from both Toshiba and Vital Images,” said Yasuo Nobuta, general manager of CT Division, Toshiba Medical Systems Corp. “Toshiba looks to strengthen its collaboration with Vital Images to develop industry leading solutions.”

About the Aquilion One and Vitrea fX

Toshiba’s Aquilion ONE is the first dynamic volume CT scanner. This system revolutionizes patient care by non-invasively providing structural and function information key to diagnostic decision and reducing diagnostic time for life-threatening conditions, such as stroke and heart disease, from days and hours to mere minutes. Unlike any other CT system, the Aquilion ONE can scan an entire organ in one rotation, dramatically cutting the exam time as well as radiation and contrast doses. Each Aquilion ONE ships with a Vitrea fX solution – designed in collaboration with Toshiba for the Aquilion ONE. Vitrea fX has both FDA marketing clearance and CE Mark approval.Aquilion ONE is a trade mark of Toshiba Medical Systems Corporation.

About Toshiba Medical Systems Corporation

Toshiba Medical Systems Corporation is an independent group company of Toshiba Corporation. The company is a global leading provider of diagnostic medical imaging systems and comprehensive medical solutions, such as CT scanners, X-ray, Ultrasound, Nuclear Medicine, MRI equipment, and information systems for medical institutions.  Toshiba Corporation is a leader in information and communications systems, electronic components, consumer products and power systems.  Toshiba Corporation has approximately 198,000 employees and annual sales of $77 billion.  For more information, visit   www.medical.toshiba.com, www.toshiba.com.

About Vital Images, Inc.

Vital Images, Inc., established in 1988 and headquartered in Minneapolis, is a leading provider of advanced visualization software solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists, time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. Vital Images also has offices in Europe and Asia. For more information, visit www.vitalimages.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, challenges associated with international expansion, the ability to predict product, customer and geographic sales mix, regulatory approvals, the timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, the ability to successfully manage operating costs, fluctuations in quarterly results, approval of products for reimbursement and the level of reimbursement, general economic conditions and other factors detailed from time to time in Vital Images’ SEC reports, including its annual report on Form 10-K for the year ended December 31, 2007. Vital Images encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

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